ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            WESTERN ASSET TRUST, INC.

         FIRST: The Board of Directors of Western Asset Trust, Inc., a Maryland corporation ("Corporation"), by action on April 11, 1991 has classified one billion (1,000,000,000) unissued shares of the five billion (5,000,000,000) shares of capital stock that the Corporation is authorized to issue as shares in each of the Corporate Securities Portfolio, Mortgage Securities Portfolio and International Securities Portfolio. Following such reclassification, the five billion shares that the Corporation is authorized to issue shall be comprised of one hundred million (100,000,000) shares in the Full Range Duration Portfolio, one hundred million (100,000,000) shares in the Long Duration Portfolio, one hundred million (100,000,000) shares in the Limited Duration Portfolio, one hundred million (100,000,000) shares in the Short Duration Portfolio, one billion (1,000,000,000) shares in the Money Market Portfolio, one billion (1,000,000,000) shares in the Corporate Securities Portfolio, one billion (1,000,000,000) shares in the Mortgage Securities Portfolio, one billion (1,000,000,000) shares in the International Securities Portfolio and six hundred million (600,000,000) shares not classified in any portfolio.


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         The par value of the shares of capital stock remains 1/10th of one cent
($.001) per share and the aggregate par value remains at five million dollars ($5,000,000).

         SECOND: The unissued shares of the Corporation, as so classified, the shares of the Corporation already issued and outstanding, and any shares of any further classes that may from time to time be authorized, established and classified or reclassified by the Board of Directors shall have the relative preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption specified in the Corporation's Articles of Incorporation as currently in effect.

         THIRD: The Corporation is registered withi the U.S. Securities and Exchange as an open-end investment company under the Investment Company Act of 1940.

         FOURTH: The Board of Directors has classified such stock under the authority contained in Article Sixth of the Corporation's Articles of Incorporation as currently in effect.

         IN WITNESS WHEREOF, the undersigned Vice President of Western Asset Trust, Inc. hereby executes these

Articles Supplementary on behalf of the Corporation, and hereby acknowledges these Articles Supplementary to be the act of the Corporation and further states under the penalties for perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

DATE:    November 13, 1991             /s/ Ilene S. Harker
                                       -------------------
                                       Ilene S. Harker
                                       Vice President

ATTEST:  /s/ John L. Cecil
         -----------------
             John L. Cecil
             Secretary